FIRST UNION MORTGAGE CORPORATION
1800 Two First Union Center
Charlotte,  North Carolina 28288
704 374-6787


FIRST
UNION (logo)



		    MANAGEMENT'S ASSERTION REGARDING
	       COMPLIANCE WITH MINIMUM SERVICING STANDARDS


As of and for the year ended December 31, 1995, First Union Mortgage Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, First Union Mortgage Corporation had in effect fidelity bond and errors and omissions policies in the amount of $100 million and $20 million, respectively.



/s/Jack Perch                                   March 22, 1996
Jack Perch, Senior Vice President



/s/James Maynor                                  March 22, 1996
James Maynor, President